EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
AUGUST 2017 MONTHLY DIVIDEND AND
JULY 31, 2017 RMBS PORTFOLIO CHARACTERISTICS

•	August 2017 Monthly Dividend of $0.14 Per Share
•	RMBS Portfolio Characteristics as of July 31, 2017

VERO BEACH, Fla., August 9, 2017 - Orchid Island Capital, Inc. (the "Company") (NYSE:ORC) announced today that the Board of Directors declared a monthly cash dividend for the month of August 2017. The dividend of $0.14 per share will be paid September 8, 2017, to holders of record on August 31, 2017, with an ex-dividend date of August 29, 2017.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust ("REIT"), the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that a certain percentage of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of August 9, 2017, the Company had 45,303,821 shares outstanding. At June 30, 2017, the Company had 45,299,812 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of July 31, 2017 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

•	RMBS Valuation Characteristics
•	RMBS Assets by Agency
•	Investment Company Act of 1940 (Whole Pool) Test Results
•	Repurchase Agreement Exposure by Counterparty
•	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a REIT for federal income tax purposes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements include, but are not limited to, statements about the Company's distributions and the expected funding of purchased assets and anticipated borrowings. These forward-looking statements are based upon Orchid Island Capital, Inc.'s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2016.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Jul 2017 CPR
Asset Category	Face	Value(1)	Price	Portfolio	Coupon	(Reported in Aug)
As of July 31, 2017
Adjustable Rate RMBS	$1,808	$1,923	106.37	0.05%	3.52%	0.09%
10-1 Hybrid Rate RMBS	41,765	42,766	102.40	1.07%	2.55%	0.84%
Hybrid Adjustable Rate RMBS	41,765	42,766	102.40	1.07%	2.55%	0.84%
15 Year Fixed Rate RMBS	42,194	44,228	104.82	1.11%	3.50%	11.77%
20 Year Fixed Rate RMBS	227,847	242,668	106.50	6.09%	4.00%	4.01%
30 Year Fixed Rate RMBS	3,244,093	3,512,082	108.26	88.12%	4.45%	4.64%
Total Fixed Rate RMBS	3,514,134	3,798,978	108.11	95.32%	4.41%	4.69%
Total Pass-through RMBS	3,557,707	3,843,667	108.04	96.44%	4.39%	4.64%
Interest-Only Securities	780,838	97,756	12.52	2.45%	3.74%	13.47%
Inverse Interest-Only Securities	228,785	44,189	19.31	1.11%	4.99%	14.97%
Structured RMBS	1,009,623	141,945	14.06	3.56%	4.13%	13.81%
Total Mortgage Assets	$4,567,330	$3,985,612		100.00%	4.38%	6.67%

RMBS Assets by Agency			Investment Company Act of 1940 Whole Pool Test
($ in thousands)			($ in thousands)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value(1)	Portfolio	Asset Category	Value(1)	Portfolio
As of July 31, 2017			As of July 31, 2017
Fannie Mae	$2,656,786	66.7%	Whole Pool Assets	$3,409,436	85.5%
Freddie Mac	1,321,756	33.1%	Non-Whole Pool Assets	576,176	14.5%
Ginnie Mae	7,070	0.2%	Total Mortgage Assets	$3,985,612	100.0%
Total Mortgage Assets	$3,985,612	100.0%

(1)	Amounts in the tables above include assets with a fair value of approximately $6.5 million purchased in July 2017, which settle in August 2017.

Borrowings By Counterparty
($ in thousands)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of July 31, 2017	Borrowings(1)	Debt	in Days	Maturity
J.P. Morgan Securities LLC	$731,588	19.6%	11	8/21/2017
Citigroup Global Markets Inc	367,625	9.8%	19	9/14/2017
ICBC Financial Services LLC	279,796	7.5%	44	10/12/2017
Cantor Fitzgerald & Co	248,662	6.6%	47	10/19/2017
Wells Fargo Bank, N.A.	244,886	6.5%	10	8/11/2017
Mirae Asset Securities (USA) Inc.	229,167	6.1%	18	9/22/2017
RBC Capital Markets, LLC	226,246	6.0%	14	8/14/2017
Mitsubishi UFJ Securities (USA), Inc	206,554	5.5%	78	10/23/2017
South Street Securities, LLC	174,843	4.7%	11	8/24/2017
Merrill Lynch, Pierce, Fenner & Smith Incorporated	158,178	4.2%	18	8/31/2017
ED&F Man Capital Markets Inc	155,908	4.2%	20	9/22/2017
Nomura Securities International, Inc.	142,816	3.8%	63	10/30/2017
Natixis, New York Branch	138,593	3.7%	18	8/31/2017
Goldman, Sachs & Co	104,232	2.8%	43	10/13/2017
Daiwa Securities America Inc.	91,518	2.4%	12	8/14/2017
FHLB-Cincinnati	79,487	2.1%	1	8/1/2017
KGS-Alpha Capital Markets, L.P	67,895	1.8%	11	8/14/2017
Guggenheim Securities, LLC	51,867	1.4%	30	9/29/2017
Lucid Cash Fund USG LLC	24,831	0.7%	24	8/24/2017
Mizuho Securities USA, Inc	21,958	0.6%	25	8/25/2017
Total Borrowings	$3,746,650	100.0%	25	10/30/2017

(1)
In July 2017, the Company purchased assets with a fair value of approximately $6.5 million which settle in August 2017 that are expected to be funded by repurchase agreements.  These anticipated borrowings are not included in the table above.

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)(1)	(+50 BPS)(1)
As of July 31, 2017
Adjustable Rate RMBS	$1,923	1	10.04%	2.00%	$15	$(11)
Hybrid Adjustable Rate RMBS	42,766	66	7.55%	2.00%	571	(669)
Total Fixed Rate RMBS	3,798,978	n/a	n/a	n/a	53,106	(77,106)
Total Pass-through RMBS	3,843,667	n/a	n/a	n/a	53,692	(77,786)
Interest-Only Securities	97,756	n/a	n/a	n/a	(15,305)	12,919
Inverse Interest-Only Securities	44,189	1	6.22%	n/a	853	(2,235)
Structured RMBS	141,945	n/a	n/a	n/a	(14,452)	10,684
Total Mortgage Assets	$3,985,612	n/a	n/a	n/a	$39,240	$(67,102)

Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance(2)	End Date	(-50 BPS)(1)	(+50 BPS)(1)
Eurodollar Futures Contracts - Short Positions			$978,571	Dec-2020	$(13,128)	$17,125
Treasury Futures Contracts - Short Positions			465,000	Sep-2027	(18,030)	17,933
Payer Swaps			950,000	May-2022	(14,422)	14,422
TBA Short Positions			250,000	Aug-2017	(6,643)	8,386
Total Hedges					(52,223)	57,866

Grand Total					$(12,983)	$(9,236)

(1)
Modeled results from Citigroup Global Markets Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR option-adjusted spreads. These results are for illustrative purposes only and actual results may differ materially.

(2)	Treasury futures contracts were valued at a price of $125.89 at July 31, 2017. The nominal contract value of the short position was $585.4 million.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400